Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” in this Registration Statement of MRI Interventions, Inc. (the “Company”), and to the inclusion of our report dated March 25, 2016, except for Note 11 to the consolidated financial statements to which the date is August 1, 2016, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014, in this Registration Statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

September 30, 2016